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DIME COMMUNITY BANCSHARES, INC. POSTS HIGHER QUARTERLY EPS
Third Quarter EPS of $0.33 surpasses June 2014 quarter on higher prepayment fees;
Real estate loan originations also up 50% over prior quarter
Brooklyn, NY – October 23, 2014 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported financial results for the quarter ended September 30, 2014.  Consolidated net income for the quarter ended September 30, 2014 was $11.8 million, or $0.33 per diluted share, compared to $10.5 million, or $0.29 per diluted share, for the quarter ended June 30, 2014, and $10.6 million, or $0.30 per diluted share, for the quarter ended September 30, 2013.
Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "We were pleased to report earnings of $0.33 during the most recent quarter, which were elevated above both the previous quarter and quarterly consensus estimate by a combination of higher prepayment fee income, a reserve recapture of $501,000, and lower operating expenses."
Mr. Palagiano concluded, "During the most recent quarter, approximately $275 million of real estate loans were originated, a 50% increase from the June 2014 quarter, and were mainly comprised of our core 5-year repricing term loans.  As we move closer to year-end, the Bank remains on pace to achieve our annual loan growth target of 12%."
Management's Discussion of Quarterly Operating Results
•	Net Interest Margin
Reported net interest margin ("NIM") was 3.09% during the quarter ended September 30, 2014 compared to 2.96% during the June 2014 quarter, and 3.35% during the September 2013 quarter.  Net interest income recognized from loan prepayment activity, which varies from quarter to quarter, positively impacted the Company's NIM during each of the reporting periods presented.  For the third quarter 2014, income from prepayment activity was $3.9 million, or 38 basis points of impact upon NIM, compared to $2.2 million, or 21 basis points of impact upon NIM, during the quarter ended June 30, 2014.  The "core" NIM, which excludes the impact of these items, decreased from 2.75% during the June 2014 quarter to 2.71% during the September 2014 quarter, caused primarily by a reduction of 5 basis points in the average yield on interest earning assets.  Core NIM for the September 2013 quarter was 2.98%.
Commenting on the margin, Kenneth J. Mahon, Chief Operating Officer, said, "As long as rates stay unchanged, we expect only basis point movements in the margin over the next two quarters, leading to a range-bound NIM".

Loan amortization and prepayments, which had moderated during the first six months of 2014 compared to their historically high levels during 2013, increased in the September 2014 quarter primarily as a result of the refinancing of loans by the Bank's largest borrower relationship, which contributed an additional $2.2 million in prepayment fee income from the level experienced in the June 2014 quarter.
The average cost of funds declined by 2 basis points from the June 2014 to the September 2014 quarter, reflecting reductions of 5 basis points in the average cost of borrowings and 1 basis point in the average cost of deposits, as funding costs continued to remain at historically low levels.
•	Net Interest Income
Net interest income ("NII") was $32.0 million in the quarter ended September 30, 2014, up $1.4 million from $30.6 million reported in the June 2014 quarter, and $305,000 higher than the $31.7 million reported in the September 2013 quarter. The increase from the June 2014 quarter reflected a 13 basis point increase in the average yield on interest earning assets, which benefitted from both the addition of $1.8 million in prepayment fee income, as well as a reduction of $60.4 million in the average balance of cash reservesthat were yielding less than 25 basis points.  The increase in NII from the September 2013 quarter resulted from $476,000 of higher prepayment fee income coupled with the growth of $356.8 million in average interest earnings assets.
•	Provision/Allowance For Loan Losses
A recapture of a portion of the allowance for loan loss reserve resulted in a credit, rather than a charge, to earnings in the third quarter of $501,000, due primarily to a lower loss experience applied to pass graded loans.
•	Non-Interest Income
Non-interest income was $1.8 million for the quarter ended September 30, 2014, an increase of $252,000 from the June 2014 quarter, and resulted primarily from higher seasonal administrative fees collected on portfolio loans.
•	Non-Interest Expense
Non-interest expense was $14.7 million in the quarter ended September 30, 2014, approximately $574,000 below the $15.3 million level experienced in the June 2014 quarter, due primarily to reductions of $355,000 in compensation and benefits, and approximately $100,000 in both marketing and legal costs, respectively.  These items also accounted for the great majority of the reduction from the $15.5 million of non-interest expense forecasted for the September 2014 quarter.
Non-interest expense was 1.36% of average assets during the most recent quarter, compared to 1.42% during the June 2014 quarter.  The efficiency ratio approximated 43.54% during the September 2014 quarter.

•	Income Tax Expense
The effective tax rate approximated 39.8% during the most recent quarter, lower than the forecasted 41.0% level, due to a favorable adjustment related to a prior year tax return.  The lower effective tax rate contributed approximately $0.01 to diluted earnings per share during the September 2014 quarter.
Management's Discussion of the September 30, 2014 Balance Sheet
Total assets were $4.38 billion at September 30, 2014, up $82.7 million, or 1.9%, from June 30, 2014.
•	Real Estate Loans
Real estate loan net portfolio growth was $78.7 million for the quarter.  Real estate loan originations were $274.5 million, at a weighted average interest rate of 3.32%.  Of this amount, $88.1 million represented loan refinances from the existing portfolio.  Approximately 80% of the loans originated during the quarter contained repricing terms of 5-years or less.  Loan amortization and satisfactions totaled $194.1 million, or 19.4% (annualized) of the quarterly average portfolio balance, at an average rate of 4.72%.  The average yield on the loan portfolio (excluding income recognized from prepayment activity) during the quarter ended September 30, 2014 was 3.90%, compared to 4.01% during the June 2014 quarter and 4.28% during the September 2013 quarter.
•	Credit Summary
Non-performing loans were $11.5 million, or 0.28% of total loans, at September 30, 2014, compared to $12.3 million, or 0.31% of total loans, at June 30, 2014.  The decline in dollar amount resulted primarily from both a non-performing loan returning to accrual status and a significant reduction in the principal balance of another non-performing loan during the period.  Accruing loans delinquent between 30 and 89 days were $1.1 million, or approximately 0.03% of total loans, at September 30, 2014, compared to $2.3 million or 0.06% of total loans, at June 30, 2014.
At September 30, 2014, the Bank also had $10.7 million of troubled debt restructured loans that remained on accrual status and were deemed performing loans.
As a result of both the net reduction in the allowance balance and the growth in the loan portfolio, the allowance for loan losses as a percentage of total loans declined from 0.49% at June 30, 2014 to 0.47% at September 30, 2014.
At September 30, 2014, non-performing assets represented 3.9% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table on page 10).  This number compares very favorably to both national and regional industry averages.
•	Deposits and Borrowed Funds
Deposits declined by $30.5 million during the most recent quarter, reflecting net reductions of $11.2 million in money market deposits and $19.9 million in certificates of deposit ("CDs").  The Bank did not compete aggressively for deposit funding in the September 2014 quarter, but expects to ramp up a deposit campaign in the fourth quarter.   A recently implemented promotional program targeting money market and checking accounts is expected to raise deposit funding in the December 2014 quarter.  Mortgagor escrow deposits experienced a seasonal increase of $18.9 million during the September 2014 quarter.

The Bank's Federal Home Loan Bank of New York ("FHLBNY") advances grew by $85.1 million during the September 2014 quarter.  Approximately $45.1 million of this growth consisted of a combination of 3-year, 4-year and 5-year fixed rate advances at a weighted average cost approximating 1.50% that were structured to mitigate interest rate risk.  The remaining $40.0 million borrowing growth during the period was short-term in nature.
•	Capital
The Company's consolidated tangible capital increased $7.6 million during the most recent quarter, and the consolidated Tier 1 core leverage ratio (tangible common equity to tangible assets) was 9.35% at September 30, 2014, relatively unchanged from June 30, 2014.
The Bank's tangible (leverage) capital ratio was 9.25% at September 30, 2014, up from 9.20% at June 30, 2014, due to retained earnings during the most recent quarter. The Bank's Total Risk-Based Capital Ratio was 12.84% at September 30, 2014, compared to 12.85% at June 30, 2014.
Reported diluted EPS exceeded the quarterly cash dividend rate per share by 136% during the quarter ended September 30, 2014, equating to a 42% payout ratio. Additions to capital from earnings during the most recent quarterly period enabled tangible book value per share to increase $0.20 sequentially during the most recent quarter, to $10.98 at September 30, 2014.
Outlook for the Quarter Ending December 31, 2014
At September 30, 2014, Dime had outstanding loan commitments totaling $170.9 million, all of which are likely to close during the quarter ending December 31, 2014, at an average interest rate approximating 3.25%.
It now appears that the Company will achieve its balance sheet growth objective for the year ending December 31, 2014, of about 10%.  Loan prepayments and amortization are currently projected to run in the 15% - 20% range through the remainder of the year.
On the funding side of the balance sheet, deposit funding costs are expected to remain near current historically low levels through the remainder of 2014.  The Bank has $113.9 million of CDs maturing at an average cost of 1.07% during the quarter ending December 31, 2014.  Offering rates on 12-month term CDs currently approximate 40 basis points.  During the quarter ending December 31, 2014, the Bank has $214.5 million in borrowings due to mature at an average cost of 2.39%.  In the upcoming quarter, management expects to utilize a combination of FHLBNY advances and retail deposits to fund growth.
As previously mentioned, the Bank recently implemented a promotional campaign related to money market and checking accounts, the success of which will determine the direction and degree of funding from both deposits and borrowings, as well as the overall cost of funds for the December 2014 quarter.
Loan loss reserve provisions or credits will likely depend upon annualized loan portfolio growth, incurred and anticipated losses, and the overall performance of the loan portfolio.

Absent any unforeseen items, non-interest expense is expected to approximate $15.3 million during the December 2014 quarter.  The Company projects that the consolidated effective tax rate will approximate 41.0% in the December 2014 quarter.
ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (NASDAQ: DCOM) had $4.38 billion in consolidated assets as of September 30, 2014, and is the parent company of the Bank. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.
This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.
Contact: Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	September 30,	June 30,	December 31,
	2014	2014	2013
ASSETS:
Cash and due from banks	$58,977	$57,213	$45,777
Investment securities held to maturity	5,352	5,330	5,341
Investment securities available for sale	3,708	3,766	18,649
Trading securities	7,056	7,058	6,822
Mortgage-backed securities available for sale	27,721	29,015	31,543
Federal funds sold and other short-term investments	250	250	-
Real Estate Loans:
One-to-four family and cooperative/condomnium apartment	75,576	74,442	73,956
Multifamily and loans underlying cooperatives (1)	3,214,225	3,156,599	2,917,380
Commercial real estate	755,979	736,129	700,606
Construction and land acquisition	-	-	268
Unearned discounts and net deferred loan fees	5,482	5,381	5,170
Total real estate loans	4,051,262	3,972,551	3,697,380
Other loans	1,913	2,440	2,139
Allowance for loan losses	(19,098)	(19,633)	(20,153)
Total loans, net	4,034,077	3,955,358	3,679,366
Loans held for sale	1,481	-	-
Premises and fixed assets, net	25,607	25,875	29,701
Federal Home Loan Bank of New York capital stock	55,235	53,269	48,051
Other Real Estate Owned	18	18	18
Goodwill	55,638	55,638	55,638
Other assets	109,285	108,904	107,284
TOTAL ASSETS	$4,384,405	$4,301,694	$4,028,190
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$176,328	$172,876	$174,457
Interest Bearing Checking	75,375	79,076	87,301
Savings	378,500	377,618	376,900
Money Market	1,145,248	1,156,494	1,040,079
Sub-total	1,775,451	1,786,064	1,678,737
Certificates of deposit	847,162	867,016	828,409
Total Due to Depositors	2,622,613	2,653,080	2,507,146
Escrow and other deposits	95,830	76,930	69,404
Federal Home Loan Bank of New York advances	1,103,225	1,018,150	910,000
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	35,854	34,330	35,454
TOTAL LIABILITIES	3,928,202	3,853,170	3,592,684
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 52,871,443 shares, 52,871,443 shares and 52,854,483 shares issued at September 30, 2014, June 30, 2014 and December 31, 2013,
respectively, and 36,858,556 shares, 36,858,556 shares and 35,712,951 shares outstanding
at September 30, 2014, June 30, 2014 and December 31, 2013, respectively)	529	529	528
Additional paid-in capital	254,103	253,840	252,253
Retained earnings	420,170	413,437	402,986
Accumulated other comprehensive loss, net of deferred taxes	(4,284)	(4,408)	(4,759)
Unallocated common stock of Employee Stock Ownership Plan	(2,603)	(2,660)	(2,776)
Unearned Restricted Stock Award common stock	(3,626)	(4,128)	(3,193)
Common stock held by the Benefit Maintenance Plan	(9,164)	(9,164)	(9,013)
Treasury stock (16,012,887 shares, 16,012,887 shares and 16,141,532 shares
at September 30, 2014, June 30, 2014 and December 31, 2013, respectively)	(198,922)	(198,922)	(200,520)
TOTAL STOCKHOLDERS' EQUITY	456,203	448,524	435,506
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,384,405	$4,301,694	$4,028,190

 (1) While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
Interest income:
Loans secured by real estate	$43,477	$41,973	$42,451	$126,311	$130,291
Other loans	26	29	25	80	74
Mortgage-backed securities	223	236	310	707	1,123
Investment securities	68	136	84	274	316
Federal funds sold and
other short-term investments	551	536	416	1,609	1,423
Total interest income	44,345	42,910	43,286	128,981	133,227
Interest expense:
Deposits and escrow	4,976	4,992	4,908	14,590	15,240
Borrowed funds	7,410	7,324	6,725	21,583	20,267
Total interest expense	12,386	12,316	11,633	36,173	35,507
Net interest income	31,959	30,594	31,653	92,808	97,720
Provision for (recapture of) loan losses	(501)	(1,130)	240	(1,350)	425
Net interest income after provision for
(recapture of) loan losses	32,460	31,724	31,413	94,158	97,295

Non-interest income:
Service charges and other fees	1,084	769	1,015	2,507	2,554
Mortgage banking income, net	71	82	76	1,153	350
Gain (loss) on sale of securities and other assets	-	-	(21)	-	89
Gain (loss) on trading securities	(43)	63	104	684	187
Other	705	651	834	2,098	2,446
Total non-interest income	1,817	1,565	2,008	6,442	5,626
Non-interest expense:
Compensation and benefits	8,760	9,115	9,466	27,384	28,715
Occupancy and equipment	2,513	2,392	2,697	7,656	7,735
Federal deposit insurance premiums	547	524	515	1,576	1,470
Other	2,904	3,267	2,897	9,229	9,311
Total non-interest expense	14,724	15,298	15,575	45,845	47,231

Income before taxes	19,553	17,991	17,846	54,755	55,690
Income tax expense	7,788	7,531	7,215	22,496	22,450

Net Income	$11,765	$10,460	$10,631	$32,259	$33,240

Earnings per Share ("EPS"):
Basic	$0.33	$0.29	$0.30	$0.90	$0.95
Diluted	$0.33	$0.29	$0.30	$0.90	$0.95

Average common shares outstanding for Diluted EPS	35,974,339	35,957,291	35,527,503	35,940,745	35,157,647

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.33	$0.29	$0.30	$0.90	$0.95
Return on Average Assets	1.09%	0.97%	1.07%	1.01%	1.11%
Return on Average Stockholders' Equity	10.37%	9.36%	10.19%	9.62%	10.91%
Return on Average Tangible Stockholders' Equity	11.74%	10.62%	11.49%	10.95%	12.35%
Net Interest Spread	2.92%	2.77%	3.17%	2.84%	3.24%
Net Interest Margin	3.09%	2.96%	3.35%	3.04%	3.45%
Non-interest Expense to Average Assets	1.36%	1.42%	1.56%	1.44%	1.58%
Efficiency Ratio	43.54%	47.66%	46.38%	46.51%	45.82%
Effective Tax Rate	39.83%	41.86%	40.43%	41.08%	40.31%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$12.38	$12.17	$11.57	$12.38	$11.57
Tangible Book Value Per Share	10.98	10.78	10.30	10.98	10.30

Average Balance Data:
Average Assets	$4,321,228	$4,311,701	$3,980,840	$4,258,512	$3,978,466
Average Interest Earning Assets	4,138,802	4,127,883	3,782,043	4,071,994	3,781,782
Average Stockholders' Equity	453,813	446,785	417,459	446,962	406,219
Average Tangible Stockholders' Equity	400,822	393,820	369,982	392,921	358,740
Average Loans	4,017,867	3,945,287	3,646,845	3,928,115	3,585,641
Average Deposits	2,636,593	2,623,386	2,623,840	2,596,830	2,603,607

Asset Quality Summary:
Net (recoveries) charge-offs	$34	$(335)	$202	$(295)	$435
Non-performing Loans (excluding loans held for sale)	11,527	12,305	8,838	11,527	8,838
Non-performing Loans/ Total Loans	0.28%	0.31%	0.24%	0.28%	0.24%
Nonperforming Assets (1)	$13,929	$13,224	$9,735	$12,448	$9,735
Nonperforming Assets/Total Assets	0.32%	0.31%	0.24%	0.32%	0.24%
Allowance for Loan Loss/Total Loans	0.47%	0.49%	0.56%	0.47%	0.56%
Allowance for Loan Loss/Non-performing Loans	165.69%	159.55%	232.41%	165.69%	232.41%
Loans Delinquent 30 to 89 Days at period end	$1,113	$2,274	$3,763	$1,113	$3,763

Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	9.35%	9.36%	9.51%	9.35%	9.51%

Regulatory Capital Ratios (Bank Only):
Tier One Core Leverage Ratio (Tangible Common Equity)	9.25%	9.20%	10.24%	9.25%	10.24%
Tier One Risk Based Capital Ratio	12.25%	12.23%	13.35%	12.25%	13.35%
Total Risk Based Capital Ratio	12.84%	12.85%	14.07%	12.84%	14.07%

(1) Amount comprised of total non-accrual loans (including loans held for sale) and the recorded balance of pooled bank trust preferred security investments for which the
      Bank had not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
		September 30, 2014			June 30, 2014			September 30, 2013
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$4,015,816	$43,477	4.33%	$3,943,414	$41,973	4.26%	$3,644,557	$42,451	4.66%
Other loans	2,051	26	5.07	1,873	29	6.19	2,288	25	4.37
Mortgage-backed securities	27,011	223	3.30	28,487	236	3.31	35,219	310	3.52
Investment securities	15,827	68	1.72	15,585	136	3.49	29,122	84	1.15
Other short-term investments	78,097	551	2.82	138,524	536	1.55	70,857	416	2.35
Total interest earning assets	4,138,802	$44,345	4.29%	4,127,883	$42,910	4.16%	3,782,043	$43,286	4.58%
Non-interest earning assets	182,426			183,818			198,797
Total assets	$4,321,228			$4,311,701			$3,980,840

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$76,623	$51	0.26%	$79,490	$60	0.30%	$88,471	$49	0.22%
Money Market accounts	1,153,517	1,692	0.58	1,114,169	1,548	0.56	1,122,644	1,413	0.50
Savings accounts	378,527	47	0.05	379,819	47	0.05	380,088	48	0.05
Certificates of deposit	852,188	3,186	1.48	873,733	3,337	1.53	862,792	3,398	1.56
Total interest bearing deposits	2,460,855	4,976	0.80	2,447,211	4,992	0.83	2,453,995	4,908	0.79
Borrowed Funds	1,119,859	7,410	2.63	1,096,742	7,324	2.68	810,191	6,725	3.29
Total interest-bearing liabilities	3,580,714	$12,386	1.37%	3,543,953	$12,316	1.39%	3,264,186	$11,633	1.41%
Non-interest bearing checking accounts	175,738			176,175			169,845
Other non-interest-bearing liabilities	110,962			144,788			129,350
Total liabilities	3,867,414			3,864,916			3,563,381
Stockholders' equity	453,814			446,785			417,459
Total liabilities and stockholders' equity	$4,321,228			$4,311,701			$3,980,840
Net interest income		$31,959			$30,594			$31,653
Net interest spread			2.92%			2.77%			3.17%
Net interest-earning assets	$558,088			$583,930			$517,857
Net interest margin			3.09%			2.96%			3.35%
Ratio of interest-earning assets
to interest-bearing liabilities		115.59%			116.48%			115.86%

Deposits (including non-interest bearing checking accounts)	$2,636,593	$4,976	0.75%	$2,623,386	$4,992	0.76%	$2,623,840	$4,908	0.74%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income, net of accelerated premium amortization		$3,943			$2,175			$3,467
Real estate loans (excluding net prepayment and late payment fee income)			3.94%			4.04%			4.28%
Interest earning assets (excluding net prepayment and late payment fee income)			3.90%			3.95%			4.21%
Net Interest income (excluding net prepayment and late payment fee income)		$28,016			$28,419			$28,186
Net Interest margin (excluding net prepayment and late payment fee income)			2.71%			2.75%			2.98%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars In thousands)

	At September 30,	At June 30,	At September 30,
Non-Performing Loans	2014	2014	2013
One- to four-family and cooperative/condominium apartment	$1,363	$1,422	$1,136
Multifamily residential and mixed use residential real estate (1)(2)	1,039	1,431	1,993
Mixed use commercial real estate (2)	4,400	4,400	-
Commercial real estate	4,717	5,047	5,707
Other	8	5	2
Total Non-Performing Loans (3)	$11,527	$12,305	$8,838
Other Non-Performing Assets
Non-performing loans held for sale	1,481	-	-
Other real estate owned	18	18	-
Pooled bank trust preferred securities (4)	903	901	897
Total Non-Performing Assets	$13,929	$13,224	$9,735

TDRs not included in non-performing loans (3)
One- to four-family and cooperative/condominium apartment	607	609	938
Multifamily residential and mixed use residential real estate (1)(2)	1,115	1,126	1,899
Mixed use commercial real estate (2)	-	-	711
Commercial real estate	9,025	7,033	29,570
Total Performing TDRs	$10,747	$8,768	$33,118

(1) Includes loans underlying cooperatives.
(2) While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the table above to provide further emphasis of the discrete composition of their underlying real estate collateral.

(3) Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR. These non-accruing TDRs, which totaled $9,117 at
      September 30, 2014, $9,447 at June 30, 2014 and $5,707 at September 30, 2013, are included in the non-performing loan table, but excluded from the TDR amount shown above.

(4) These assets were deemed non-performing since the Company had, as of the dates indicated, not received any payments of principal or interest on them for a period of at least 90 days.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At September 30,	At June 30,	At September 30,
	2014	2014	2013
Total Non-Performing Assets	$13,929	$13,224	$9,735
Loans 90 days or more past due on accrual status (5)	2,400	2,604	1,398
TOTAL PROBLEM ASSETS	$16,329	$15,828	$11,133

Tier One Capital - The Dime Savings Bank of Williamsburgh	$399,062	$389,369	$404,022
Allowance for loan losses	19,098	19,633	20,540
TANGIBLE CAPITAL PLUS RESERVES	$418,160	$409,002	$424,562

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	3.9%	3.9%	2.6%

(5) These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.